Exhibit 99.1

Press Release	Source: Speedemissions Inc.

Speedemissions Reports Year End 2008 Financial Results-

Speedemissions Auditors Remove “Going Concern” Opinion

ATLANTA, GA. March 31, 2009 /Business Wire/ — Speedemissions, Inc. (OTC Bulletin Board: SPMI—News), today announced its financial results for the year ended December 31, 2008.

The Company also announced that it has achieved a key financial milestone by removing the “going concern” opinion from its financial statements reported in its SEC Form 10-K filed on March 30, 2009. The Company’s auditors had included an advisory regarding the “going concern” since the Company was incorporated in 2001. A “going concern” opinion indicates that there is uncertainty in a company’s ability to continue operations.

Richard Parlontieri, President and CEO, stated “Achieving the removal of the going concern opinion is a significant event for the Company. It serves as a testament to the hard work and dedication of our entire team to improve our financial condition. We also appreciate the support of our customers, partners, vendors and stockholders in meeting this significant financial milestone.”

Speedemissions reported revenues for the year ended December 31, 2008 of $9.8 million up 1.3% from $9.7 million in the prior year. The increase in revenue was mainly attributable to revenue generated from new stores offset by a decrease of 3.4% in same store sales for the year and a reduction in revenue from closed stores.

The Company incurred a loss from continuing operations of $134,801 or ($0.03) per basic and diluted share in the year ended December 31, 2008 compared to a loss from continuing operations of $204,510, or ($0.06) per basic and diluted share in the year ended December 31, 2007.

Cost of emissions certificates during the year ended December 31, 2008 decreased 9.3% or $214,330 and totaled $2.1 million compared to $2.3 million in 2007. The decrease was mainly attributable to a reduction in per certificate costs at our Georgia stores.

Store operating expenses during the year ended December 31, 2008 totaled $6.1 million compared to $5.7 million in 2007. The increase in store operating expenses mainly resulted from new store operations and was offset by a decrease of 2.5%, or $134,510 in same store operating expenses.

For the year ended December 31, 2008, general and administrative expenses decreased 3.5% or $63,489 and were $1.77 million compared to $1.83 million in 2007. The decrease in general and administrative expenses was mainly attributable to a decrease in professional fees.

The Company incurred a loss from discontinued operations during the year ended December 31, 2008 of $360,975, or ($0.07) per basic and diluted share compared to a loss from discontinued operations of $59,722, or ($0.02) per basic and diluted share in 2007. The loss from discontinued operations consisted of the operating results for all 12 stores in the Dallas – Ft. Worth area that the Company closed.

The Company reported a net loss of $495,776, or ($0.10) per basic and diluted share during the year ended December 31, 2008 compared to $264,232, or ($0.07) per basic and diluted share in 2007. The increase in net loss was mainly attributable to the loss from discontinued operations.

Richard Parlontieri concluded: “During the fourth quarter of 2007, we began our expansion into the Dallas and St. Louis emissions testing and safety inspection markets. Unfortunately, we did not experience the expected returns in the Dallas market during 2008 and had to close those stores. However, we were able to make progress in the St. Louis market during the second half of 2008. I am pleased that we were able to achieve an increase in our revenues, while reducing our same store operating expenses and general and administrative expenses during 2008.”

About Speedemissions, Inc. http://www.speedemissions.com

Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company with 39 stores in Atlanta, Houston, Salt Lake City and St. Louis.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For Further Information: Contact Michael Shanahan, Chief Financial Officer, 770-306-7667.

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

as of December 31,

	2008	2007
Assets
Current assets:
Cash	$512,492	$804,662
Other current assets	137,691	226,051

Total current assets	650,183	1,030,713
Property and equipment, at cost less accumulated depreciation and amortization	1,214,737	1,484,229
Goodwill	7,100,572	7,100,572
Other assets	100,937	103,787

Total assets	$9,066,429	$9,719,301

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$498,554	$495,503
Accrued liabilities	237,127	522,385
Current portion of capitalized lease obligations	41,962	32,325
Current portion of equipment financing obligations	16,362	14,207
Current portion—deferred rent	17,949	13,628

Total current liabilities	811,954	1,078,048

Capitalized lease obligations, net of current portion	140,897	155,961
Equipment financing obligations, net of current portion	64,431	80,792
Deferred rent	230,521	243,948
Other long term liabilities	7,350	7,350

Total liabilities	1,255,153	1,566,099

Commitments and contingencies
Series A convertible redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 shares issued and outstanding; liquidation preference: $6,372,446	2,481	2,481
Common stock, $.001 par value, 250,000,000 shares authorized, 5,162,108 shares issued and outstanding	5,162	5,162
Additional paid-in capital	15,749,955	15,596,105
Accumulated deficit	(12,525,668)	(12,029,892)

Total shareholders’ equity	3,231,930	3,573,856

Total liabilities and shareholders’ equity	$9,066,429	$9,719,301

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations for the Years Ended December 31,

	2008	2007
Revenue	$9,779,942	$9,654,843
Costs of operations:
Cost of emission certificates	2,097,940	2,312,270
Store operating expenses	6,061,774	5,697,517
General and administrative expenses	1,768,519	1,832,008
(Gain) loss from disposal of non-strategic assets	(48,668)	11,735

Operating loss	(99,623)	(198,687)

Interest income (expense)
Interest income	1,495	5,994
Interest expense	(36,673)	(11,817)

Interest, net	(35,178)	(5,823)

Loss from continuing operations	(134,801)	(204,510)
Loss from discontinued operations, no tax effect	(360,975)	(59,722)

Net loss attributable to common shareholders	$(495,776)	$(264,232)

Basic and diluted net loss per common share from continuing operations	$(0.03)	$(0.06)

Basic and diluted net loss per common share from discontinued operations	(0.07)	(0.02)

Basic and diluted net loss per common share	$(0.10)	$(0.07)

Weighted average common shares outstanding, basic and diluted	5,162,108	3,583,774

Note: The sum of Basic and diluted net loss per share from continuing operations and Basic and diluted net loss per share from discontinued operations may not total Basic and diluted net loss per share due to rounding.